EXHIBIT 99.1

Altera Corporation
101 Innovation Drive
San Jose, CA 95134
Phone: 408-544-7000

INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie	Anna Del Rosario
VP – Investor Relations	Dir. – Corp. Communications
Altera Corporation	Altera Corporation
(408) 544-6996	(408) 544-6397
swylie@altera.com	anna.delrosario@altera.com

ALTERA UPDATES FIRST QUARTER GUIDANCE

San Jose, Calif., March 6, 2006 - Altera Corporation (Nasdaq: ALTR) today announced its mid-quarter update for the first quarter of 2006.

Altera reaffirms that first quarter sales will be in line with prior guidance for 4% to 7% sequential growth. New products are driving the company’s growth with Stratix® II, Cyclone™ II, MAX® II, and HardCopy® devices all showing strong results quarter-to-date.

As a result of a previously disclosed fourth quarter manufacturing issue, some MAX 3000 and MAX 7000 device lead times lengthened. The company believes that this supply issue will be largely resolved early in the second quarter. Additionally, manufacturing constraints are preventing the company from meeting all of its strong demand for Stratix and selected Stratix II FPGAs. The company currently expects Stratix and Stratix II lead times to return to normal in the second quarter.

The company reaffirms that first quarter gross margin will be in the range of 65.5% to 67.5%.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expect”, “project”, “estimates”, or words that imply or predict a future state. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, supply constraints, customer business environment, market acceptance of the company’s products, the rate of growth of the company’s new products including the Stratix II, Cyclone II, MAX II, and HardCopy device families, changes in customer production-based demand, as well as changing economic conditions, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera Corporation (Nasdaq: ALTR) is the world’s pioneer of system-on-a-programmable-chip (SOPC) solutions. Combining programmable logic technology with software tools, intellectual property, and technical services, Altera provides high-value programmable solutions to approximately 14,000 customers worldwide. More information is available at http://www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.